EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
First Oak Brook Bancshares, Inc:

         We consent to the use of our report dated February 18, 2004, with respect to the consolidated balance sheets of First Oak Brook Bancshares, Inc. and subsidiaries as of December 31, 2003, and 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of First Oak Brook Bancshares, Inc., incorporated herein by reference.

                                                       /s/  KPMG LLP

Chicago, Illinois
May 14, 2004